Exhibit 99.1 Earnings Release of May 2, 2006

HENNESSY ADVISORS, INC. ANNOUNCES SECOND QUARTER EARNINGS INCREASE OF 33%

Novato, CA – May 2, 2006 – Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced fully diluted earnings for Hennessy Advisors, Inc. of $0.28 per share for the quarter ended March 31, 2006, up from $0.21 per share in the prior comparable period, an increase of 33%. Diluted earnings for the six months ended March 31, 2006 were $0.51 per share, up from $0.42 per share in the prior comparable period, an increase of 21%. Growth in earnings is primarily attributable to increased mutual fund assets under management, which increased by 67%, growing from $1.35 billion on March 31, 2005 to $2.25 billion on March 31, 2006. Positive performance of the Hennessy Funds accounts for 50% of the growth in assets, while net new purchases into the mutual funds account for 17%. The acquisition of The Henlopen Fund, which occurred on July 1, 2005, accounts for the remaining 33% of the growth in assets under management.

“Our primary business objective remains growing our assets under management for the benefit of our shareholders,” said Mr. Hennessy. “We are quite pleased with our growth in assets, which has come from market appreciation, in-flows to our funds and selective acquisitions. We are also pleased with the associated increases in revenue, net income and earnings per share,” he added.

Hennessy Advisors, Inc. - Financial Highlights

Period to Period

	Three Months Ended		$ Change	% Change
Second Quarter	March 31, 2006	March 31, 2005
Total Revenue	$4,180,941	$2,811,674	$1,369,267	48.7%
Net Income	$1,091,078	$829,049	$262,029	31.6%
Earnings per share (diluted)	$0.28	$0.21	$0.07	33.3%
Weighted Average number of shares outstanding	3,951,449	3,842,051	109,398	2.8%

	Six Months Ended		$ Change	% Change
Year-to-Date	March 31, 2006	March 31, 2005
Total Revenue	$7,864,041	$5,511,938	$2,352,103	42.7%
Net Income	$1,986,105	$1,607,049	$379,056	23.6%
Earnings per share (diluted)	$0.51	$0.42	$0.09	21.4%
Weighted Average number ofshares outstanding	3,909,710	3,835,251	74,459	1.9%

At Period Ending Date	March 31, 2006	March 31, 2005	$ Change	% Change
Mutual Fund Assets Under Management	$2,249,995,431	$1,347,880,953	$902,114,478	66.9%

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Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Each of the Hennessy Funds employs a superb, time-tested stock selection formula and is managed with unwavering discipline and consistency. Hennessy Advisors serves clients with integrity, honesty and candor, and fully discloses their strategies and performance.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk; loss of principal is possible. While the Hennessy Funds are no-load, management and distribution fees and other expenses apply. The distributor for the Hennessy Funds is Quasar Distributors, LLC. The funds’ investment objectives, risks, charges, and expenses must be considered carefully before investing. The prospectus contains this and other important information about the investment company, and it may be obtained by calling 800-966-4354 or by visiting www.hennessyfunds.com. Please read it carefully before investing.

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